Exhibit 99.1

Media contact:

Karla Olsen,

director, corporate
communications

Phone: 316.299.7463
karla.olsen@WestarEnergy.com

Investor contact:

Bruce Burns,

director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES SECOND QUARTER 2010 RESULTS

TOPEKA, Kan., August 4, 2010 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $53 million, or $0.47 per share, for the second quarter 2010 compared with earnings of $38 million, or $0.35 per share, for the second quarter 2009. Earnings for the six months ended June 30, 2010 were $84 million, or $0.75 per share, compared with $82 million, or $0.75 per share for the same period in 2009. Earnings for 2009 included federal tax benefits related to prior period activity which contributed $0.30 per share.

Following is a reconciliation of basic earnings per share:

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Earnings available from continuing operations	$0.47	$0.35	$0.75	$0.45
Discontinued operations, net of tax	—	—	—	0.30

Earnings per share, basic	$0.47	$0.35	$0.75	$0.75

Per share results for the both periods in 2010 reflect more shares outstanding as a result of the company having issued shares to fund capital investments.

Westar Energy announces second quarter 2010 results	Page 2 of 4

Income from continuing operations for the second quarter 2010 and six months ended June 30, 2010 increased $16 million and $37 million, respectively, compared with the same periods last year, due principally to higher retail revenues and lower operating and maintenance expense. Operating and maintenance expense was lower due primarily to the adoption in 2010 of an accounting pronouncement that requires the consolidation of variable interest entities, and a reduction in a liability for environmental remediation costs associated with assets the company no longer owns. Lower investment earnings and higher income tax expense partially offset these factors for the quarter, while higher income tax, interest and depreciation and amortization expenses served to partially offset the aforementioned factors for the six months ended June 30, 2010.

Earnings Guidance

The company affirmed its 2010 earnings guidance of $1.65 to $1.80 per share. The company has posted to its website a summary of factors it considers to be principal drivers and adjustments used in arriving at earnings guidance. The summary is located under Investor Presentations within the Investors section of the company website at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call Thursday, August 5 with the investment community at 10:00 a.m. ET (9:00 a.m. CT). Investors, media and the public may listen to the conference call by dialing 888-396-2298, participant code 39364897. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of media are invited to listen to the conference call and then contact Karla Olsen with any follow-up questions.

Westar Energy announces second quarter 2010 results	Page 3 of 4

This earnings announcement, a package of detailed second quarter 2010 financial information, the company’s quarterly report on Form 10-Q for the period ended June 30, 2010 filed with the Securities and Exchange Commission on or about August 4, 2010, and other filings the company has made with the Securities and Exchange Commission are available on the company’s website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 685,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 35,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1A. Risk Factors, (c) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (d) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; (2) those discussed in the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 (a) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 7 and 8; and (3) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Westar Energy announces second quarter 2010 results	Page 4 of 4

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	Change	2010	2009	Change
Retail	$370,692	$355,041	$15,651	$703,936	$645,702	$58,234
Wholesale	78,999	65,651	13,348	161,747	151,396	10,351
Transmission	36,314	41,172	(4,858)	72,943	68,069	4,874
Other	9,176	5,948	3,228	16,385	24,412	(8,027)

Total Revenues	495,181	$467,812	27,369	955,011	889,579	65,432

Fuel and purchased power	137,116	120,508	16,608	270,916	261,152	9,764
Operating and maintenance	121,810	139,810	(18,000)	242,983	261,978	(18,995)
Depreciation and amortization	67,107	63,814	3,293	134,037	122,028	12,009
Selling, general and administrative	48,154	53,638	(5,484)	94,080	101,619	(7,539)

Total Operating Expenses	374,187	377,770	(3,583)	742,016	746,777	(4,761)

Income from Operations	120,994	90,042	30,952	212,995	142,802	70,193

Other (expense) income	(2,017)	4,134	(6,151)	(3,900)	2,037	(5,937)
Interest expense	43,289	40,094	3,195	87,905	75,170	12,735
Income tax expense	21,158	15,696	5,462	34,979	20,098	14,881

Income from Continuing Operations	54,530	38,386	16,144	86,211	49,571	36,640

Results of discontinued operations, net of tax	—	—	—	—	32,978	(32,978)

Net Income	54,530	38,386	16,144	86,211	82,549	3,662
Less: Net income attributable to noncontrolling interests	1,219	—	1,219	2,220	—	2,220

Net income attributable to Westar Energy	53,311	38,386	14,925	83,991	82,549	1,442
Preferred dividends	242	242	—	485	485	—

Net Income Attributable to Common Stock	$53,069	$38,144	$14,925	$83,506	$82,064	$1,442

Basic Earnings Per Share:
Earnings available from continuing operations	$0.47	$0.35	$0.12	$0.75	$0.45	$0.30
Discontinued operations, net of tax	—	—	—	—	0.30	(0.30)

Earnings per common share, basic	$0.47	$0.35	$0.12	$0.75	$0.75	$—

Average equivalent common shares outstanding	111,523	109,539		111,225	109,435

Dividends declared per share	$0.31	$0.30	$0.01	$0.62	$0.60	$0.02